As filed with the United States Securities and Exchange Commission on February 22, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ValueVision Media, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-1673770
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
(952) 943-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teresa Dery
Interim General Counsel
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
(952) 943-6000
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Peter J. Ekberg
Jonathan R. Zimmerman
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-3901
(612) 766-1600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price(3)	Fee(4)
Common Stock, par value $0.01 per share, (4), Preferred Stock (4), Stock Purchase Contracts (4), Warrants (4), Rights (4), Units (4)	$75,000,000	N/A	$75,000,000	$2,133

(1)	There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock and such indeterminate number of stock purchase contracts, warrants, rights, and units of the registrant, all at indeterminate prices, as shall have an aggregate initial offering price not to exceed $75,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered hereunder.

(2)	The proposed maximum offering price per unit is not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3 under the Securities Act. The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities registered hereunder.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(4)	As discussed in the paragraph below, pursuant to Rule 415(a)(6) under the Securities Act of 1933, this registration statement includes, as of the date of filing of this registration statement, $56,625,000 of unsold securities that had previously been registered and for which the registration fee had previously been paid. Accordingly, the amount of the registration fee has been calculated based on the proposed maximum aggregate offering price of the additional $18,375,000 of securities registered on this registration statement.

(5)	Pursuant to Rule 457(i) under the Securities Act, the securities registered hereunder also include such indeterminate number of shares of common stock, preferred stock, stock purchase contracts, warrants, rights, and units as may be issued upon exercise, settlement, exchange or conversion of securities as may be offered pursuant to any prospectus or prospectus supplement filed with this registration statement. In addition, pursuant to Rule 416 under the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Pursuant to Rule 415(a)(6) of the Securities Act of 1933, the securities registered pursuant to this registration statement include, as of the date of filing of this registration statement, $56,625,000 of unsold preferred stock, common stock and debt securities previously registered on the registrant’s Registration Statement on Form S-3 (Registration Statement No. 333-168312), which we refer to as the Prior Registration Statement. In connection with the registration of such unsold securities on the Prior Registration Statement, the registrant paid a registration fee of $5,348 which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement. If the registrant sells any of such unsold securities pursuant to the Prior Registration Statement after the date of this filing, and prior to the date of effectiveness, of this registration statement, the registrant will file a pre-effective amendment to this registration statement which will reduce the number of such unsold securities included on this registration statement and increase the additional securities registered hereon so that the total amount of securities registered hereon will equal $75,000,000, as reflected in footnote 4 to the table above, and will pay the additional registration fee resulting therefrom.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2011

PROSPECTUS

VALUEVISION MEDIA, INC.

$75,000,000

Common Stock
Preferred Stock
Stock Purchase Contracts
Securities Warrants
Rights
Units

By this prospectus, we may from time to time offer common stock, preferred stock, stock purchase contracts, securities warrants, rights and/or units in one or more offerings and in amounts, at prices and on terms that we will determine at the time of such offerings. We will provide specific terms of the securities offered and the terms and conditions of the transactions in supplements to this prospectus. You should read this prospectus, each applicable prospectus supplement, and the information incorporated by reference in this prospectus and each applicable prospectus supplement carefully before you invest.

Our common stock, par value $0.01 per share, trades on the Nasdaq Global Market under the symbol “VVTV.” On January 28, 2011, the closing price of our common stock was $6.45 per share.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus and in the prospectus supplement we will deliver with this prospectus.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February   , 2011

ABOUT THIS PROSPECTUS

When we refer to “we,” “us” or the “company,” we mean ValueVision Media, Inc. and its subsidiaries unless the context indicates otherwise.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, we may sell preferred stock, common stock, stock purchase contracts, warrants, rights and/or units described in this prospectus in one or more offerings up to an aggregate initial dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. You should carefully read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information; Incorporation of Certain Documents By Reference.”

You should rely only on the information provided in this prospectus, any prospectus supplement or any free-writing prospectus, including the information incorporated herein or therein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement and any free-writing prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. We urge you to read carefully both this prospectus, any prospectus supplement accompanying this prospectus, and any free-writing prospectus together with the information incorporated herein by reference and as described under the heading “Where You Can Find More Information; Incorporation of Certain Documents By Reference,” before deciding whether to invest in any of the securities being offered.

The distribution of this prospectus, any prospectus supplement and any free-writing prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus, any prospectus supplement and any free-writing prospectus come should inform themselves about and observe any such restrictions. This prospectus, any prospectus supplement and any free-writing prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

This prospectus, any prospectus supplement and any free-writing prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus, any prospectus supplement and any free-writing prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain a web site at www.valuevisionmedia.com. The information on our web site is not incorporated by reference in this prospectus, any prospectus supplement and any free-writing prospectus, and you should not consider it a part of this prospectus, any prospectus supplement and any free-writing prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus, any prospectus supplement and any free-writing prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC as well as all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 or the “Exchange Act,” subsequent to the date of this prospectus (together with all filings we make under the Exchange Act following the date of the initial filing of our initial registration statement but prior to the effectiveness of such registration statement) and prior to the termination date of this offering (other than information deemed furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended January 30, 2010;

•	Quarterly Reports on Form 10-Q for the periods ended May 1, 2010, July 31, 2010, and October 30, 2010;

•	Current Reports on Form 8-K filed on February 3, February 23, May 19, 2010 (but only with respect to Item 8.01), June 9, 2010, June 14, 2010, June 24, 2010, June 25, 2010, August 6, 2010, August 18, 2010 (but only with respect to Item 5.02), September 27, 2010, November 18, 2010 (but only with respect to Item 1.01), November 22, 2010, November 23, 2010, December 17, 2010, December 22, 2010, and January 20, 2011; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 22, 1992, as the same may be amended from time to time.

Copies of these filings are available at no cost on our website, www.valuevisionmedia.com. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Corporate Secretary
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
(952) 943-6000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus, and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position made in this report are forward-looking.

We often use words such as “may,” “will,” “could,” “estimates”, “continue,” “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. These statements are based on management’s current expectations based on information currently available to us and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause or contribute to such differences include, but are not limited to, those described in the “Risk Factors” section of our annual report on Form 10-K for the year ended January 30, 2010 , our quarterly reports on Form 10-Q for the periods ended May 1, 2010, July 31, 2010, and October 30, 2010 and other filings we have made with the SEC. These include, without limitation:

•	macroeconomic issues, including, but not limited to, the current global financial crisis and the credit environment;

•	risks relating to decreased consumer spending and increased consumer debt levels;

•	the impact of increasing interest rates;

•	risks relating to seasonal variations in consumer purchasing activities;

•	risks relating to changes in the mix of products sold by us;

•	competitive pressures on our sales, as well as pricing and sales margins;

•	the level of cable and satellite distribution for our programming and the associated fees;

•	our ability to continue to manage our cash, cash equivalents and investments to meet our liquidity needs;

•	our ability to manage our operating expenses successfully;

•	our management and information systems infrastructure;

•	changes in governmental or regulatory requirements;

•	litigation or governmental proceedings affecting our operations;

•	significant public events that are difficult to predict, such as widespread weather catastrophes or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and

•	our ability to obtain and retain key executives and employees.

Investors are cautioned that all forward-looking statements involve risk and uncertainty. The facts and circumstances that exist when any forward-looking statements are made and on which those forward-looking statements are based may significantly change in the future, thereby rendering the forward-looking statements obsolete. We are under no obligation (and expressly disclaim any obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SUMMARY

The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus, including the information set forth under “Risk Factors,” any applicable prospectus supplement, as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision. Unless the context indicates otherwise, all references in this prospectus to “ValueVision,” the “Company,” “our,” “us” and “we” refer to ValueVision Media, Inc. and its subsidiaries as a combined entity.

The Company

We are an interactive multi-media retailer that markets, sells and distributes products directly to consumers through various digital platforms, including TV, online, mobile and social media. Our principal electronic media activity is our television home shopping business, which uses on-air spokespersons to market brand name and private label consumer products at competitive prices. Our live 24-hour per day television home shopping programming is distributed primarily through cable and satellite affiliation agreements and the purchase of month-to-month full- and part-time lease agreements of cable and broadcast television time. In addition, we distribute our programming through a company-owned full power television station in Boston, Massachusetts and through leased carriage on full power television stations in Pittsburgh, Pennsylvania and Seattle, Washington. We also market a broad array of merchandise through our internet retailing websites, www.ShopNBC.com and www.ShopNBC.tv. We do not incorporate by reference into this prospectus or any prospectus supplement the information on, or accessible through, our internet retailing websites, and you should not consider it as part of this prospectus or any prospectus supplement.

We have an exclusive license from NBC Universal, Inc. (“NBCU”) for the worldwide use of an NBCU-branded name and the peacock image. In November 2010, we extended our license agreement with NBCU for a period ending in May 2012. Additionally, the agreement allows for a one-year extension to May 2013 upon the mutual agreement of both parties. We will issue shares of our common stock valued at $4 million to NBCU on May 15, 2011 as consideration for NBCU extending the term of the license agreement. Pursuant to the license, we operate our television home shopping network under the ShopNBC brand name and operate our internet website under the ShopNBC.com and ShopNBC.tv brand names. A joint venture between General Electric Company and Comcast Corporation (“Comcast”) closed on January 28, 2011. NBCU was merged into a newly formed entity of which Comcast owns a controlling interest and General Electric Company owns a minority interest.

ValueVision Media, Inc. is a Minnesota corporation with principal and executive offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433. Our telephone number is (952) 943-6000.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock which may be convertible into shares of our common stock;

•	warrants to purchase any of the securities listed above;

•	stock purchase contracts for any of the above-mentioned securities on the terms to be determined at the time of sale;

•	rights to purchase our common stock; or

•	units consisting of common stock, preferred stock, rights, warrants, or any combination thereof.

In this prospectus, we refer to the common stock, preferred stock, warrants, stock purchase contracts, rights and units collectively as “securities.” The total dollar amount of all securities that we may sell will not exceed $75,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Fiscal Year Ended										Nine Months Ended
	February 4,		February 3,		February 2,		January 31,		January 30,		October 30,
	2006		2007		2008		2009		2010		2010

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(15.91	)x	(4.78	)x	(20.10	)x	(108.58	)x	(7.26	)x	(3.32	)x

For the fiscal years ended February 4, 2006 through January 30, 2010, our earnings were insufficient to cover fixed charges and preferred stock dividends by $15,602,000, $5,077,000, $17,558,000, $97,760,000 and $46,779,000, respectively. For the nine months ended October 30, 2010, our earnings were insufficient to cover fixed charges and preferred stock dividends by $29,292,000. Fixed charges consist of interest on all indebtedness and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of our rental expense.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as risk factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. The risks below should be considered along with the other information included or incorporated by reference into this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Business and Operations

We launched a new business strategy after unsuccessful efforts to sell our company in fiscal 2008.

Beginning in the fall of 2008, the board of directors, with the assistance of financial and legal advisors, pursued a strategy to find a purchaser of the company or a new strategic partner. This effort ended in January 2009 without a transaction taking place. At this time, Keith Stewart was promoted to chief executive officer of our company, and under his leadership, we are currently focused on executing a new strategy for ShopNBC that is designed to grow EBITDA levels and increase revenues. In support of this strategy, we are pursuing the following actions: (i) growing new and active customers while improving household penetration, (ii) reducing our operating expenses to reverse our operating losses, (iii) continue renegotiating cable and satellite carriage contracts where we have cost savings opportunities, (iv) broadening and optimizing our mix of product categories offered on television and the internet in order to appeal to a broader population of potential customers, (v) lowering the average selling price of our products in order to increase the size and purchase frequency of our customer base, (vi) growing our internet business by providing broader and internet-only merchandise offering, and (vii) improving the shopping experience and our customer service in order to retain and attract more customers. There can be no guarantee that we will be able to successfully implement this new strategy on a timeline that would lead to a successful turnaround of operating results before we exhaust available cash and other liquidity resources.

We have a history of losses and a high fixed cost operating base and may not be able to achieve or maintain profitable operations in the future.

We experienced operating losses of approximately $41.2 million, $88.5 million and $23.1 million in the years ended January 30, 2010 (“fiscal 2009”), January 31, 2009 (“fiscal 2008”) and February 2, 2008 (“fiscal 2007”), respectively. We reported a net loss of $42.0 in fiscal 2009 and a net loss in fiscal 2008 of $97.8 million. While we reported net income of $22.5 million in fiscal 2007, this was due to the $40.2 million pre-tax gain we recorded on the sale of our equity interest in Ralph Lauren Media, LLC, operator of the polo.com website. There is no assurance that we will be able to achieve or maintain profitable operations in future fiscal years.

Our television home shopping business operates with a high fixed cost base, primarily driven by fixed fees under distribution agreements with cable and satellite system operators to carry our programming. In order to operate on a profitable basis, we must reach and maintain sufficient annual sales revenues to cover our high fixed cost base and/or negotiate a reduction in this cost structure. If our sales levels are not sufficient to cover our operating expenses, our ability to reduce operating expenses in the near term will be limited by the fixed cost base. In that case, our earnings, cash balance and growth prospects could be materially and adversely affected.

If we do not reverse our current trend of operating losses, we could reduce our operating cash resources to the point where we will not have sufficient liquidity to meet the ongoing cash commitments and obligations to continue operating our business.

We have a history of operating losses, including $41.2 million in fiscal 2009 and $19.0 million for the first nine months of the year ended January 29, 2011 (“fiscal 2010”). We also have net uses of cash of $36.8 million in fiscal 2009 and $1.3 million for the first nine months of fiscal 2010. As of December 7, 2010, we had approximately

$37 million in unrestricted cash (with an additional $5.0 million of restricted cash and investment used to secure lines of credit). We expect to use our cash to fund any further operating losses, to finance our working capital requirements and to make necessary capital expenditures in order to operate our business. We also have significant future commitments for our cash, primarily payments for our cable and satellite program distribution obligations and redemption of our Series B Preferred Stock and repayment of our $25 million term loan. These future commitments include a deferred payment obligation to a service provider of approximately $12 million due in February 2011. If we are not able to generate positive cash flows from operations, we would need to further reduce our operating expenses or raise additional capital in order to maintain sufficient liquidity to continue operating in the future. Based on our current projections for the next twelve months, we believe that our existing cash balances will be sufficient to maintain liquidity to fund our normal business operations over the next twelve months. However, there can be no assurance that, if required, we would be able to raise additional capital or reduce spending sufficiently to maintain the necessary liquidity. Our shareholders agreement with GE Capital Equity Investments, Inc. (“GE Equity”) and NBCU requires the consent of GE Equity in order for us to issue new equity securities and to incur indebtedness above certain thresholds, and there can be no assurance that we would receive such consent if we made a request. If we did issue additional equity, it would be dilutive to our existing shareholders.

The failure to secure suitable placement for our television programming and the expansion of digital cable systems could adversely affect our ability to attract and retain television viewers and could result in a decrease in revenue.

We are dependent upon our ability to compete for television viewers. Effectively competing for television viewers is dependent on our ability to secure placement of our television programming within a suitable programming tier at a desirable channel position. The majority of cable operators now offer cable programming on a digital basis. While the growth of digital cable systems may over time make it possible for our programming to be more widely distributed, there are several risks as well. The primary risks associated with the growth of digital cable are demonstrated by the following:

•	we could experience a reduction in the growth rate or an absolute decline in sales per digital tier subscriber because of the increased number of channels offered on digital systems competing for the same number of viewers and the higher channel location we typically are assigned in digital tiers;

•	more competitors may enter the marketplace as additional channel capacity is added; and

•	more programming options being available to the viewing public in the form of new television networks and time-shifted viewing (e.g., personal video recorders, video-on-demand, interactive television and streaming video over broadband internet connections).

Failure to adapt to these risks will result in lower revenue and may harm our results of operations. In addition, failure to anticipate and adapt to technological changes in a cost-effective manner that meets customer demands and evolving industry standards will also reduce our revenue, harm our results of operations and financial condition and have a negative impact on our business.

We may not be able to continue to expand or could lose some of our programming distribution if we cannot negotiate profitable distribution agreements or because of the ongoing shift from analog to digital programming.

We are seeking to continue to materially reduce the costs associated with our cable and satellite distribution agreements. However, while we were able to achieve significant reductions in such costs during fiscal 2009 without a loss in households, there can be no assurance that we will achieve comparable cost reductions in the future or that we will be able to maintain or grow our households on financial terms that are profitable to us. It is possible that we would reduce our programming distribution in certain systems if we are unable to obtain appropriate financial terms.

Failure to successfully renew agreements covering a material portion of our existing cable and satellite households on acceptable financial and other terms could adversely affect our future growth, sales revenues and earnings unless we are able to arrange for alternative means of broadly distributing our television programming.

NBCU, of which a controlling interest is now owned by Comcast, and GE Equity have the ability to exert significant influence over us and have the right to disapprove of certain actions by us.

As a result of their equity ownership in our company, NBCU, of which a controlling interest is now owned by Comcast, and GE Equity together are currently our largest shareholder and have the ability to exert significant influence over actions requiring shareholder approval, including the election of directors, adoption of equity-based compensation plans and approval of mergers or other significant corporate events. Through the provisions in the shareholder agreement and certificate of designation for the preferred stock, NBCU and GE Equity also have the right to block us from taking certain actions. On June 9, 2010 we registered for sale all of the outstanding shares of common stock owned by NBCU, however, on June 24, 2010, NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn and NBCU may decide to sell its shares pursuant to that registration statement in the future. The interests of NBCU and GE Equity may differ from the interests of our other shareholders, and they may block us from taking actions that might otherwise be in the interests of our other shareholders.

Our directors, executive officers and principal shareholders will continue to have substantial control over us and could delay or prevent a change in corporate control.

Our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, over 38% of our outstanding common stock. As a result, these shareholders, acting together, would have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these shareholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Expiration of the NBCU branding license would require us to pursue a new branding strategy that may not be successful.

We have branded our television home shopping network and internet site as ShopNBC and ShopNBC.com, respectively, under an exclusive, worldwide licensing agreement with NBCU for the use of NBC trademarks, service marks and domain names that continues until May 2012 or May 2013 if a one year extension is agreed to by both NBCU and us. We do not have the right to automatic renewal at the end of the license term, and consequently may choose or be required to pursue a new branding strategy in the next 10 months which may not be as successful as the NBC brand with current or potential customers. NBCU also has the right to terminate the license prior to the end of the license term in certain circumstances, including without limitation in the event of a breach by us of the terms of the license agreement or upon certain changes of control.

Competition in the general merchandise retailing industry and particularly the live home shopping and e-commerce sectors could limit our growth and reduce our profitability.

As a general merchandise retailer, we compete for consumer expenditures with other forms of retail businesses, including other television home shopping and e-commerce retailers, infomercial companies, other types of consumer retail businesses, including traditional “brick and mortar” department stores, discount stores, warehouse stores, specialty stores, catalog and mail order retailers and other direct sellers. In the competitive television home shopping sector, we compete with QVC Network, Inc., HSN, Inc. and Jewelry Television, as well as a number of smaller “niche” home shopping competitors. QVC Network, Inc and HSN, Inc. both are substantially larger than we are in terms of annual revenues and customers, their programming is more broadly available to U.S. households than is our programming and in many markets they have more favorable channel locations than we have. The internet retailing industry is also highly competitive, with numerous e-commerce websites competing in every product category we carry, in addition to the websites operated by the other television home shopping companies. This competition in the internet retailing sector makes it more challenging and expensive for us to attract new customers, retain existing customers and maintain desired gross margin levels.

We may not be able to maintain our satellite services in certain situations, beyond our control, which may cause our programming to go off the air for a period of time and cause us to incur substantial additional costs.

Our programming is presently distributed to cable systems, full power television stations and satellite dish operators via a leased communications satellite transponder. Satellite service may be interrupted due to a variety of circumstances beyond our control, such as satellite transponder failure, satellite fuel depletion, governmental action, preemption by the satellite service provider, solar activity and service failure. The agreement provides us with preemptable back-up service if satellite transmission is interrupted. Our satellite service provider recently advised us and its other customers that our current satellite had experienced an anomaly and that its customers would be transitioned to a backup satellite for continued service. However, there can be no assurance that there will be no interruption in service in connection with this transition or that, if the transition is successful, we will be able to arrange an additional preemptable back-up service. In the event of a serious transmission interruption where back-up service is not available, we may need to enter into new arrangements, resulting in substantial additional costs and the inability to broadcast our signal for some period of time.

The FCC could limit must-carry rights, which would impact distribution of our television home shopping programming and might impair the value of our Boston FCC license.

The Federal Communications Commission, known as the FCC, issued a public notice on May 4, 2007 stating that it was updating the public record for a petition for reconsideration filed in 1993 and still pending before the FCC. The petition challenges the FCC’s prior determination to grant the same mandatory cable carriage (or “must-carry”) rights for TV broadcast stations carrying home shopping programming that the FCC’s rules accord to other TV stations. The time period for comments and reply comments regarding the reconsideration closed in August 2007, and we submitted comments supporting the continuation of must-carry rights for home shopping stations. If the FCC decides to change its prior determination and withdraw must-carry rights for home shopping stations as a result of this updating of the public record, we could lose our current carriage distribution on cable systems in three markets: Boston, Pittsburgh and Seattle, which currently constitute approximately 3.2 million full-time equivalent households, or FTE’s, receiving our programming. We own the Boston television station and have carriage contracts with the Pittsburg and Seattle television stations. In addition, if must-carry rights for home shopping stations are withdrawn, it may not be possible to replace these FTE’s on commercially reasonable terms and the carrying value of our Boston FCC license ($23.1 million) may become further impaired.

We may be subject to product liability claims for on-air misrepresentations or if people or properties are harmed by products sold by us.

Products sold by us and representations related to these products may expose us to potential liability from claims by purchasers of such products, subject to our rights, in certain instances, to seek indemnification against this liability from the suppliers or manufacturers of the products. In addition to potential claims of personal injury, wrongful death or damage to personal property, the live unscripted nature of our television broadcasting may subject us to claims of misrepresentation by our customers, the Federal Trade Commission and state attorneys general. We maintain, and have generally required the manufacturers and vendors of these products to carry, product liability and errors and omissions insurance. There can be no assurance that we will maintain this coverage or obtain additional coverage on acceptable terms, or that this insurance will provide adequate coverage against all potential claims or even be available with respect to any particular claim. There also can be no assurance that our suppliers will continue to maintain this insurance or that this coverage will be adequate or available with respect to any particular claims. Product liability claims could result in a material adverse impact on our financial performance.

Our ValuePay installment payment program could lead to significant unplanned credit losses if our credit loss rate was to materially deteriorate.

We utilize an installment payment program called ValuePay that entitles customers to purchase merchandise and generally pay for the merchandise in two or more equal monthly installments. As of October 30, 2010 we had approximately $49.7 million due from customers under the ValuePay installment. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. There is no guarantee that we will continue to experience the same credit loss rate that we have in the past or that losses will not be within current provisions. A significant increase in our credit losses above what we have been experiencing could result in a material adverse impact on our financial performance.

Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could subject us to additional liabilities.

We market and provide a broad range of merchandise through multiple channels. As a result, we are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions which are subject to change at any time, including laws regarding consumer protection, privacy, the regulation of retailers generally, the importation, sale and promotion of merchandise and the operation of warehouse facilities, as well as laws and regulations applicable to the internet and businesses engaged in e-commerce. Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which could adversely affect our business, financial condition and results of operations. Moreover, unfavorable changes in the laws, rules and regulations applicable to us could decrease demand for merchandise offered by us, increase costs and subject us to additional liabilities. Finally, certain of these regulations impact our marketing efforts.

We may be subject to claims by consumers and state and federal authorities for security breaches involving customer information, which could materially harm our reputation and business.

In order to operate our business we take orders for our products from customers. This requires us to obtain personal information from these customers including credit card numbers. Although we take reasonable and appropriate security measures to protect customer information, there is still the risk that external or internal security breaches could occur. In addition, new tools and discoveries by third parties in computer or communications technology or software or other developments may facilitate or result in a future compromise or breach of our computer systems. Such compromises or breaches could result in significant liability or costs to us from consumer lawsuits for monetary redress, state and federal authorities for fines and penalties, and could also lead to interruptions in our operations and negative publicity causing damage to our reputation and limiting customers’ willingness to purchase products from us. Recently, a major discount retailer and a credit reporting agency experienced theft of credit card numbers of millions of consumers resulting in multi-million dollar fines and consumer settlement costs, FTC audit requirements, and significant internal administrative costs.

The unanticipated loss of several of our larger vendors could impact our sales on a temporary basis.

It is possible that one or more of our larger vendors could experience financial difficulties, including bankruptcy, or otherwise could determine to cease doing business with us. While we have periodically experienced the loss of a major vendor, if a number of our current larger vendors ceased doing business with us, this could materially and adversely impact our sales and profitability on a short term basis.

Many of our key functions are concentrated in a single location, and a natural disaster could seriously impact our ability to operate.

Our television broadcast studios, internet operations, IT systems, merchandising team, inventory control systems, executive offices and finance/accounting functions, among others, are centralized in our adjacent offices at 6740 and 6690, Shady Oak Road in Eden Prairie, Minnesota. In addition, our only fulfillment and distribution facility is centralized at a location in Bowling Green, Kentucky. A natural disaster, such as a tornado, could seriously disrupt our ability to continue or resume normal operations for some period of time. While we have certain business continuity plans in place, no assurances can be given as to how quickly we would be able to resume operations and how long it may take to return to normal operations. We could incur substantial financial losses above and beyond what may be covered by applicable insurance policies, and may experience a loss of customers, vendors and employees during the recovery period.

We could be subject to additional sales tax collection obligations and claims for uncollected amounts.

A number of states have adopted new legislation that would require the collection of state and/or local taxes on transactions originating on the internet or by other out-of-state retailers, such as home shopping, infomercial and catalog companies. In some cases these new laws seek to establish grounds for asserting “nexus” by the out-of-state retailer in the applicable state, and are being challenged by internet and other retailers under federal constitutional grounds. However, if this trend continues and the laws are upheld after legal challenges, we could be required to collect additional state and local taxes which could negatively impact sales as well as creating an additional administrative burden which could be costly to the business. We entered into an agreement with North Carolina and it began collecting sales tax as of September 1, 2010. North Carolina is not pursuing prior years’ sales tax. As part of the agreement, North Carolina will not assess any sales tax obligations for periods prior to September 1, 2010.

We place a significant reliance on technology and information management tools to run our existing businesses, the failure of which could adversely impact our operations.

Our businesses are dependent, in part, on the use of sophisticated technology, some of which is provided to us by third parties. These technologies include, but are not necessarily limited to, satellite based transmission of our programming, use of the internet in relation to our on-line business, new digital technology used to manage and supplement our television broadcast operations and a network of complex computer hardware and software to manage an ever increasing need for information and information management tools. The failure of any of these technologies, or our inability to have this technology supported, updated, expanded or integrated into other technologies, could adversely impact our operations. Although we have, when possible, developed alternative sources of technology and built redundancy into our computer networks and tools, there can be no assurance that these efforts to date would protect us against all potential issues or disaster occurrences related to the loss of any such technologies or their use.

Risks Relating to Our Common Stock and This Offering

The price of our common stock is volatile and may continue to be volatile.

The trading price of our common stock fluctuates substantially and may continue to fluctuate substantially. These fluctuations could cause you to lose part or all of your investment in our shares of common stock. The factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of television home shopping, internet and other retail companies;

•	actual or anticipated changes in our sales and earnings, fluctuations in our operating results or the failure to meet the expectations of financial market analysts and investors;

•	investor perceptions of the television home shopping industry, the retail industry in general and our company in particular;

•	the operating and stock performance of comparable companies;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	loss of external funding sources or other adverse changes to our liquidity;

•	general economic conditions and trends;

•	major catastrophic events;

•	competitive factors;

•	relatively few shares available for public trading;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	regulatory changes;

•	sales of debt or equity securities by our company;

•	sales of large blocks of our stock or sales by insiders;

•	departures of key personnel; or

•	the matters discussed elsewhere under “Risk Factors.”

If you purchase the securities sold in this offering, you will experience immediate dilution in your investment.

The public offering price per share of common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering.

Future sales of our capital stock by our company or our existing shareholders could cause our stock price to decline.

Except as described under “Description of Capital Stock,” we are not restricted from issuing additional securities, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. On November 17, 2010, we entered into an amendment to our Trademark License Agreement with NBCU, which, in consideration for the extension of the term of that agreement through May 15, 2012, we agreed that we will issue to NBCU $4 million of shares of our common stock on May 15, 2011. This anticipated issuance and the issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. If we or our shareholders sell substantial amounts of our capital stock in the public market or announce the intention to do so, the market price of our common stock could decrease significantly. The perception in the public market that we or our shareholders might sell shares of our common stock could also depress the market price of our common stock. On June 9, 2010, we registered 6,452,194 shares of our common stock for resale by NBCU. The shares were registered to permit public secondary trading of the shares. On June 24, 2010, NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn, and NBCU may offer the shares for resale in the future. NBCU acquired the shares pursuant to our strategic alliance with GE Equity and NBCU. As part of this strategic alliance, we entered into an amended and restated registration rights agreement on February 25, 2009 with GE Equity and NBCU that provides GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights. We prepared the above-mentioned prospectus pursuant to a notice submitted to us by NBCU under the demand registration provisions in the amended and restated registration rights agreement. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We do not intend to declare dividends on our stock after this offering.

Pursuant to the shareholders agreement we have with GE Equity and NBCU, of which a controlling interest is now owned by Comcast, we are prohibited from paying dividends on our common stock without GE Equity’s prior written consent. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be subject to restrictions on payment of dividends contained in the terms of our outstanding Series B Preferred Stock held by GE Equity, and is otherwise at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.

The trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

Certain provisions of Minnesota law may make a takeover of our company more difficult, depriving shareholders of opportunities to sell shares at above-market prices.

Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire us without the approval of our board of directors. Section 302A.671 of the Minnesota statutes, with certain exceptions, requires approval of any acquisition of the beneficial ownership of 20% or more of our voting stock then outstanding by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares. Section 302A.673 of the Minnesota statutes generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which includes any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date. Consequently, our common shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price due to these protective measures.

Common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of common stock are equity interests in us and do not constitute indebtedness. As such, shares of common stock will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our Series B Preferred Stock. Dividends on common stock are payable only if declared by our board of directors and are subject to the shareholders agreement we have with GE Equity and NBCU and the restrictions on payments of dividends out of lawfully available funds.

We may face future securities class action lawsuits that could require us to pay damages or settlement costs and otherwise harm our business.

Future volatility in the price of our common stock may result in securities class action lawsuits against us, which may require that we pay substantial damages or settlement costs in excess of our insurance coverage and incur substantial legal costs, and which may divert management’s attention and resources from our business.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchase or redemption of preferred stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. We will have significant discretion in the use of any net proceeds.

CERTAIN TRANSACTIONS

On February 18, 2011, we made a payment to GE Equity, the sole holder of our outstanding Series B Preferred Stock, of $2.5 million as a partial payment in accordance with our obligations under the terms of our Series B Preferred Stock. GE Equity beneficially owns more than five percent of our common stock as of the date hereof. One of our directors, Patrick O. Kocsi, is the senior managing director of GE Equity.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of common stock. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Pursuant to the shareholders agreement we have with GE Equity and NBCU, we are prohibited from paying dividends on our common stock without GE Equity’s prior written consent. Any payment of cash dividends on our common stock will be subject to restrictions on payment of dividends contained in the terms of our outstanding Series B Preferred Stock held by GE Equity, and is otherwise at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors.

MARKET PRICE OF COMMON STOCK

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “VVTV.” The following table shows the high and low sales prices of our common stock on the Nasdaq Global Market for the periods indicated:

	Common Stock Price
	High	Low

Fiscal 2010:
First Quarter	$4.77	$2.96
Second Quarter	$3.09	$1.45
Third Quarter	$2.69	$1.41
Fourth Quarter (through January 28, 2011)	$6.45	$2.15
Fiscal 2009:
First Quarter	$0.83	$0.18
Second Quarter	$3.22	$0.50
Third Quarter	$4.15	$2.61
Fourth Quarter	$5.27	$3.00
Fiscal 2008:
First Quarter	$7.20	$4.38
Second Quarter	$5.55	$2.90
Third Quarter	$3.19	$0.51
Fourth Quarter	$0.91	$0.23

On January 28, 2011 the last reported sale price for shares of our common stock on the Nasdaq Global Market was $6.45 per share.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

LIQUIDITY AND CAPITAL RESOURCES UPDATE

Our principal source of liquidity is our available unrestricted cash and cash equivalents of $15.7 million and restricted cash and investments of $5.0 million as of October 30, 2010.

On November 17, 2010, we entered into a credit agreement with Crystal Financial LLC, as agent for the lending group, which provides for an initial term loan of $25 million. This credit agreement has a five-year maturity and bears interest on the outstanding principal amount based on fixed interest rates and floating interest rates based on LIBOR plus variable margins. The term loan is subject to a borrowing base based on eligible accounts receivable, eligible inventory, certain real estate and certain eligible cash and is secured by substantially all of our other personal property, as well as our real property located in Bowling Green, Kentucky. Under certain circumstances, the borrowing base may be adjusted if there were to be a significant deterioration in value of our accounts receivable and inventory. The term loan is subject to mandatory prepayment in certain circumstances. In addition, any voluntary or mandatory prepayments made prior to November 18, 2013 require an early termination fee as calculated in the credit agreement. The credit agreement contains customary financial and other covenants and conditions, including, among other things, maintaining a minimum of unrestricted cash of $5,000,000 at all times. In connection with the execution of the credit agreement, we terminated the revolving credit and security agreement with PNC Bank, National Association.

On December 22, 2010, we completed an underwritten public offering of 4,900,000 shares of common stock, which resulted in proceeds before expenses to us of approximately $17.3 million.

If we are not able to attain profitability and generate positive cash flows from operations we would need to further reduce our operating expenses or raise additional capital in order to maintain sufficient liquidity to continue operating in the future. We have the ability to increase our short-term liquidity and cash resources by reducing the percentage of our sales offered to customers using our ValuePay installment program and by decreasing the length of time we extend credit to our customers using the ValuePay program. Based on our current projections for the next twelve months, we believe that our existing cash balances will be sufficient to maintain liquidity to fund our normal business operations for the next twelve months. However, there can be no assurance that, if required, we would be able to raise additional capital or reduce spending sufficiently to maintain the necessary liquidity.

DESCRIPTION OF CAPITAL STOCK

The terms and provisions of our capital stock that may be offered by this prospectus will be described in the applicable prospectus supplement. We have filed our articles of incorporation (including the certificate of designation for our Series B Preferred Stock) and bylaws as exhibits to the registration statement of which this prospectus is a part. You should read our articles of incorporation (including the certificate of designation for our Series B Preferred Stock) and bylaws for additional information before you buy any capital stock.

Our articles of incorporation provide that we may issue up to 100,000,000 shares of capital stock, par value $0.01 per share in the case of common stock, and having a par value as determined by the board of directors in the case of preferred stock. A description of the material terms and provisions of our capital stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to our articles of incorporation (including the certificate of designation for our Series B Preferred Stock) and bylaws incorporated herein by reference.

The following is a summary of the material features of our capital stock:

Provisions Regarding Aliens

Except as otherwise provided by law, not more than 20% of the aggregate voting power of all shares outstanding entitled to vote on any matter shall be at any time voted by or for the account of aliens as defined in the Communications Act of 1934, or their representatives, or by or for the account of a foreign government or representative thereof, or by or for the account of any corporation organized under the laws of foreign country.

Except as otherwise provided by law, aliens, foreign governments, or corporations organized under the laws of a foreign country, or the representatives of such aliens, foreign governments, or corporations organized under the laws of a foreign country, shall not own, directly or through a third party who holds the stock for the account of such alien, foreign government, or corporation organized under the laws of a foreign country: (1) more than 20% of the number of shares of our outstanding stock, or (2) shares representing more than 20% of the aggregate voting power of all of our outstanding shares of voting stock.

Shares of stock shall not be transferable on our books to aliens, foreign governments, or corporations organized under the laws of foreign countries, or to the representatives of, or persons holding for the account of, such aliens, foreign governments, or corporations organized under the laws of foreign countries, unless, after giving effect to such transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and any representatives thereof, will not exceed 20% of the number of shares of outstanding stock, and the aggregate voting power of such shares will not exceed twenty percent 20% of the aggregate voting power of all outstanding shares of our voting stock.

If, notwithstanding these restrictions on transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, exceed 20% of our shares of outstanding stock, or if the aggregate voting power of such shares exceed 20% of the aggregate voting power of all outstanding shares of our voting stock, we have the right to redeem shares of all classes of capital stock, at their then fair market value, on a pro rata basis, owned by or for the account of all aliens, foreign governments, and corporations organized under the laws of foreign countries, in order to reduce the number of shares and/or percentage of voting power held by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and their representatives to the maximum number or percentage allowed under our articles of incorporation or as otherwise required by applicable federal law.

The board of directors shall make such rules and regulations as it deems necessary or appropriate to enforce the provisions of this section.

Strategic Alliance with GE Equity and NBC Universal

In March 1999, we entered into a strategic alliance with GE Equity and NBCU pursuant to which we issued Series A Redeemable Convertible Preferred Stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, we entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of our Series A Redeemable Convertible Preferred Stock for (i) 4,929,266 shares of our Series B Preferred Stock, (ii) warrants to purchase up to 6,000,000 shares of our common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. Immediately after the exchange, the aggregate equity ownership of GE Equity and NBCU in our company was as follows: (i) 6,452,194 shares of common stock, (ii) warrants to purchase up to 6,029,487 shares of common stock and (iii) 4,929,266 shares of Series B Preferred Stock. In connection with the exchange, the parties also amended and restated both the shareholder agreement and the registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

Preferred Stock

Series B Preferred Stock

On February 25, 2009, we issued 4,929,266 shares of Series B Preferred Stock to GE Equity. The shares of Series B Preferred Stock are redeemable at any time by us for the initial redemption amount of $40.9 million, plus accrued dividends. The Series B Preferred Stock accrues cumulative dividends at a base annual rate of 12%, subject to adjustment. All payments on the Series B Preferred Stock will be applied first to any accrued but unpaid dividends, and then to redeem shares.

30% of the Series B Preferred Stock (including accrued but unpaid dividends) is required to be redeemed on February 25, 2013, and the remainder on February 25, 2014. In addition, the Series B Preferred Stock includes a cash sweep mechanism that may require accelerated redemptions if we generate excess cash above agreed upon thresholds. Specifically, our excess cash balance at the end of each fiscal year, and at the end of any fiscal quarter during which we sell our auction rate securities or dispose of assets or incur indebtedness above agreed upon thresholds, must be used to redeem the Series B Preferred Stock and pay accrued and unpaid dividends thereon. Excess cash balance is defined as our company’s cash and cash equivalents and marketable securities, adjusted to (i) exclude auction rate securities, (ii) exclude cash pledged to vendors to secure purchase price of inventory, (iii) account for variations that are due to our management of payables, and (iv) provide us a cash cushion of at least $20 million. Any redemptions as a result of this cash sweep mechanism will reduce the amounts required to be redeemed on February 25, 2013 and February 25, 2014. The Series B Preferred Stock (including accrued but unpaid dividends) is also required to be redeemed, at the option of the holders, upon a change in control.

The Series B Preferred Stock is not convertible into common stock or any other security, but initially will vote with the common stock on a one-for-one basis on general corporate matters other than the election of directors. In addition, the holders of the Series B Preferred Stock have certain class voting rights, including the right to elect the GE Equity director-designees described below.

Undesignated Preferred Stock

Our articles of incorporation permits us to issue shares of preferred stock, from time to time, in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our articles of incorporation authorizes our board of directors to determine the number of shares, voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without shareholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and outstanding preferred stock could have certain anti-takeover effects. We have no present plans to issue any additional shares of preferred stock. The ability of the board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

Amended and Restated Shareholder Agreement

On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of our board of directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e. beneficial ownership of approximately 8.75 million common shares), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the “adjusted outstanding shares of common stock,” as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE Equity may designate any of its director-designees to be an observer of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees.

The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom, provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described below) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; provided, that these restrictions will no longer apply when both (i) GE Equity is no longer entitled to designate three director nominees and (ii) GE Equity and NBCU no longer hold any Series B Preferred Stock. We are also prohibited from taking any action that would cause any ownership interest by us in TV broadcast stations from being attributable to GE Equity, NBCU or their affiliates.

The shareholder agreement provides that during the standstill period (as defined in the shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any securities of our company in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any voting securities of our company; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any voting securities of our company; (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the shareholder agreement, that has not been rejected by the board of directors, or the board pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.

In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the shareholder agreement, (ii) that have been consented to by us, (iii) pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% (or 16.2%, adjusted for repurchases of common stock by our company, in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock.

The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control” (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity and NBCU can no longer designate any nominees to the board of directors. Following the expiration of the standstill period pursuant to clause (i) or (v) above (indefinitely in the case of clause (i) and two years in the case of clause (v)), GE Equity and NBCU’s beneficial ownership position may not exceed 39.9% of our diluted outstanding stock, except pursuant to issuance or exercise of any warrants or pursuant to a 100% tender offer for our company.

Registration Rights Agreement

On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights.

On May 14, 2010, NBCU delivered a demand registration notice to us. On June 9, 2010, pursuant to the demand notice, we registered 6,452,194 shares of our common stock for resale by NBCU. The shares were registered to permit public secondary trading of the shares. On June 24, 2010 NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn and NBCU may offer the shares for resale in the future.

NBCU Trademark License Agreement

On November 16, 2000, we entered into a trademark license agreement with NBCU, pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com. On March 28, 2007, we and NBCU agreed to extend the term of the license by six months, such that the license would continue through May 15, 2011, and to provide that certain changes of control involving a financial buyer would not provide the basis for an early termination of the license by NBCU. On November 18, 2010, we entered into a one-year extension of our license agreement with NBCU so that term has been extended to May 2012. The license agreement has been extended to May 2012. Additionally, the agreement allows for a one-year extension to May 2013 upon the mutual agreement of both parties. Pursuant to the license agreement, we will issue shares of our common stock valued at $4 million to NBCU on May 15, 2011.

Under the license agreement we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU’s prior consent, (iv) comply with NBCU’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations.

Anti-Takeover Provisions Contained in Our Articles of Incorporation and the Minnesota Business Corporation Act

Certain provisions of our articles of incorporation and of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover of our company, if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.

Statutory Provisions

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33 1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33 1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Authorized But Unissued Shares of Common Stock and Preferred Stock

Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our articles of incorporation permits us to issue shares of preferred stock, from time to time, in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our articles of incorporation authorizes our board of directors to determine the number of shares, voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without shareholder approval, may issue common stock or preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and outstanding preferred stock could have certain anti-takeover effects. We have no present plans to issue any additional shares of preferred stock. The ability of the board of directors to issue common stock or preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

Transfer Agent and Registrar

Wells Fargo Shareowner Services has been appointed as the transfer agent and registrar for our common stock.

Listing

Our common stock is quoted on the Nasdaq Global Market under the symbol “VVTV.”

Limitation of Liability and Indemnification Matters

We are subject to Minnesota Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes) of that person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:

•	has not been indemnified therefor by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3 requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Our bylaws provide that we will indemnify any of our officers, directors, employees, and agents to the fullest extent permitted by Minnesota law.

We have a director and officer liability insurance policy to cover us, our directors and our officers against certain liabilities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts obligating holders to purchase from us and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates. The price per share and number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement and any documents incorporated by reference will describe the terms of any stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference may be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements relating to the stock purchase contracts. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the stock purchase contracts.

DESCRIPTION OF SECURITIES WARRANTS

This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

We may issue warrants for the purchase of preferred stock or common stock, which we refer to as the “securities warrants.” Securities warrants may be issued alone or together with preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

General

If securities warrants for the purchase of preferred stock or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the offering price;

•	the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of the series of preferred stock with which the securities warrants are being offered and the number of securities warrants being offered with each share of preferred stock or share of common stock;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or preferred stock;

•	the number of shares of preferred stock or common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock or common stock will be in registered form only.

A holder of securities warrant certificates may:

•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

Until any securities warrants to purchase preferred stock or common stock are exercised, holders of these securities warrants will not have any rights of holders of the underlying common stock or preferred stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a securities warrant is entitled to purchase the number of shares of preferred stock or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.

A holder of securities warrants may exercise them by following the general procedure outlined below:

•	delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

•	delivering the securities warrant certificate representing the securities warrants to the securities warrant agent within five business days of the securities warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the preferred stock or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Securities Warrant Agreements

We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if holders of a majority of the then-outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions described below, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, rights and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, rights, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Warrants” and “Description of Rights” will apply to each unit and to any common stock, preferred stock, warrant or right included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction, or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	in privately negotiated transactions;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

Our common stock or preferred stock may be issued upon conversion of preferred stock. Securities may also be issued upon exercise of warrants or rights and division of units and we reserve the right to sell securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the Nasdaq Global Market, subject to official notice of issue. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the Nasdaq Global Market. We may elect to list any series of preferred stock, stock purchase contracts, warrants, rights or units on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplement.

In connection with any offering of the securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters may also impose a penalty bid in any offering of securities offered under this prospectus through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of such securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

Faegre & Benson LLP, Minneapolis, Minnesota, will issue an opinion about the legality of the securities offered under this prospectus.

EXPERTS

The consolidated financial statements and schedule of ValueVision Media, Inc. and subsidiaries incorporated in this prospectus by reference from our annual report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table.

SEC Registration Fee	$2,133
FINRA Fees and Expenses	8,000
Legal Fees and Expenses*	40,000
Accounting Fees and Expenses*	40,000
Printing and Engraving Fees*	20,000
Nasdaq and Other Listing Fees*	15,000
Miscellaneous*	9,652

Total	$134,785

*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15.	Indemnification of Directors and Officers

General Corporation Law of Minnesota

We are subject to Minnesota Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes) of that person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:

•	has not been indemnified therefor by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3 requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Pursuant to the terms of underwriting agreements executed in connection with offerings of securities pursuant to this registration statement, the directors and officers of the registrant will be indemnified against certain civil liabilities that they may incur under the Securities Act of 1933 in connection with this registration statement and the related prospectus and applicable prospectus supplement.

Our bylaws provide that we will indemnify any of our officers, directors, employees, and agents to the fullest extent permitted by Minnesota law.

We have a director and officer liability insurance policy to cover us, our directors and our officers against certain liabilities.

Item 16.	Exhibits

See the Exhibit Index following the signature page.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie and the State of Minnesota, on the 22nd day of February, 2011.

ValueVision Media, Inc.

By:	/s/ Keith R. Stewart
Keith R. Stewart
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keith R. Stewart, William McGrath and Teresa Dery, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities including his or her capacity as a director and/or officer of ValueVision Media, Inc. to sign any and all amendments or supplements (including post-effective amendments) to the registration statement on Form S-3, and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith R. Stewart Keith R. Stewart	Chief Executive Officer (Principal Executive Officer), Director	February 22, 2011

/s/ William McGrath William McGrath	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	February 22, 2011

/s/ Joseph F. Berardino Joseph F. Berardino	Director	February 22, 2011

/s/ John D. Buck John D. Buck	Director	February 22, 2011

Catherine Dunleavy	Director

/s/ Edwin P. Garrubbo Edwin P. Garrubbo	Director	February 22, 2011

Signature	Title	Date

/s/ Patrick O. Kocsi Patrick O. Kocsi	Director	February 22, 2011

/s/ Robert J. Korkowski Robert J. Korkowski	Director	February 22, 2011

/s/ Randy S. Ronning Randy S. Ronning	Director	February 22, 2011

EXHIBIT INDEX

Exhibit
No.	Description	Method of Filing

4.1	Articles of Incorporation	Incorporated by reference(A)
4.2	Bylaws	Incorporated by reference(B)
4.3	Amended and Restated Shareholder Agreement dated February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)
4.4	Common Stock Purchase Warrants issued on February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)
4.5	Exchange Agreement dated February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)
4.6	Amended and Restated Registration Rights Agreement dated February 25, 2009 between the Registrant, GE Capital Equity Investments, Inc. and NBC Universal, Inc.	Incorporated by reference(C)
4.7	ValueVision Common Stock Purchase Warrant dated as of March 20, 2001 between NBC and the Registrant	Incorporated by reference(D)
4.8	Stock Purchase Agreement dated as of February 9, 2005 between GE Capital Equity Investments, Inc. and Delta Onshore, LP, Delta Institutional, LP, Delta Pleiades, LP and Delta Offshore, Ltd.	Incorporated by reference(E)
4.9	Form of Common Stock Certificate	Incorporated by reference (F)
4.10	Certificate of Designation of Series B Redeemable Preferred Stock	Incorporated by reference (C)
4.11	Form of Preferred Stock Certificate	To be filed, if necessary, by a post-effective amendment to this registration statement or by a Current Report on Form 8-K and incorporated herein by reference
4.12	Form of Common Stock Warrant Agreement (together with form of warrant certificate)	To be filed, if necessary, by a post-effective amendment to this registration statement or by a Current Report on Form 8-K and incorporated herein by reference
4.13	Form of Preferred Stock Warrant Agreement (together with form of warrant certificate)	To be filed, if necessary, by a post-effective amendment to this registration statement or by a Current Report on Form 8-K and incorporated herein by reference
4.14	Form of Rights Agent Agreement (including form of Rights Certificate)	To be filed, if necessary, by a post-effective amendment to this registration statement or by a Current Report on Form 8-K and incorporated herein by reference
4.15	Form of Unit Agreement and Unit Certificate	To be filed, if necessary, by a post-effective amendment to this registration statement or by a Current Report on Form 8-K and incorporated herein by reference
5.1	Opinion of Faegre & Benson LLP	Filed herewith
12.1	Calculation of Ratio of Earnings to Fixed Charges And Preferred Stock Dividends	Filed herewith
23.1	Consent of Deloitte & Touche LLP	Filed herewith

Exhibit
No.	Description	Method of Filing

23.2	Consent of Faegre & Benson LLP (included in Exhibit 5.1)	Filed herewith
24.1	Powers of Attorney	Included with signatures

(A)	Incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for the year ended January 30, 2010, filed on April 15, 2010, File No. 0-20243.

(B)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated September 21, 2010, filed on September 27, 2010, File No. 0-20243.

(C)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K dated February 25, 2009, filed on February 26, 2009, File No. 0-20243.

(D)	Incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, filed on June 14, 2001, File No. 0-20243.

(E)	Incorporated by reference to the Schedule 13D/A (Amendment No. 7) dated February 11, 2005, filed February 15, 2005, File No. 005-41757.

(F)	Incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, filed on June 9, 2010, File No. 333-167396.